Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160201 and 333-164606 on Form S-8 and No. 333-194345 on Form S-3, of our reports dated February 17, 2016, relating to the consolidated financial statements and financial statement schedule of Mead Johnson Nutrition Company and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Mead Johnson Nutrition Company for the year ended December 31, 2015.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 17, 2016